Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:	Rich Halberg
(847) 402-5600

Allstate Selects Matthew Winter as

President and CEO of Allstate Financial

Life Insurance Industry Veteran to Lead Financial Services Arm of

Largest Publicly Traded U.S. Personal Lines Insurer

NORTHBROOK, Ill., October 6, 2009 — Allstate (NYSE: ALL) today announced it has selected Matthew Winter, 52, as president and chief executive officer of Allstate Financial. Winter will be responsible for leading Allstate Financial’s effort to provide life insurance and retirement products to middle-income Americans. He will serve as a member of the corporation’s senior management team, reporting to Thomas J. Wilson, Allstate’s chairman, president and chief executive officer. Winter will join Allstate effective October 26.

“Matt’s outstanding track record of success, experience and leadership make him an excellent addition to our team,” said Wilson. “He has the intellectual capacity, creativity and enthusiasm to drive our vision of reinventing protection and retirement.”

For the past 15 years, Winter has held senior leadership positions at large-scale providers of life insurance and other financial products. He most recently served as vice chairman of American International Group, and was president and CEO for AIG American General Domestic Life Companies for approximately three years. Before joining AIG, Winter was executive vice president at Massachusetts Mutual Life Insurance Company. Early in his career, Winter spent over 12 years on active duty with the U.S. Army, and also practiced law for several years before joining the insurance industry. Winter earned a B.S. from the University of Michigan, a J.D. from Albany Law School of Union University, and an LL.M. from the University of Virginia School of Law.

“I am very pleased to be joining such a high caliber, high energy management team, and I am excited about the tremendous opportunity ahead,” Winter said. “Middle-income Americans are overlooked and underserved when it comes to financial services. Allstate’s strong brand and network of Allstate agents across the country give Allstate Financial a unique opportunity to help these hard-working consumers protect their families and prepare for retirement.”

Prior to Winter’s appointment, Allstate Financial was led by George Ruebenson, who assumed the interim Allstate Financial CEO role in December 2008 in addition to his responsibilities as president of Allstate Protection, Allstate’s property and casualty business unit. Ruebenson will continue as president of Allstate Protection.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help more than 17 million households insure what they have today and better prepare for tomorrow. Consumers access Allstate insurance products and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800 Allstate®.

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